Filed pursuant to Rule 433

Registration Nos. 333-185213 and 333-185213-06

$1.25+B HYUNDAI AUTO RECEIVABLES TRUST 2015-A

JT-BOOKRUNNERS	:	Barclays (str), Credit Ag, Credit Suisse, Mizuho
CO-MGRS	:	Fifth Third, MUFG, RBS, SMBC, TD, Wells

CLS	AMT($MM)	WAL	S/F	PWIN	E.FIN	L.FIN	BMK+SPD		YLD	COUP	PRICE
A-1	238.000	0.26	A-1+/F1+	1-6	07/15	01/16			0.24%	0.24%	100.00000
A-2	400.000	1.01	AAA/AAA	6-19	08/16	10/17	EDSF	+30	0.683%	0.68%	99.99795
A-3	400.000	2.21	AAA/AAA	19-36	01/18	04/19	IntS	+29	1.059%	1.05%	99.98545
A-4	128.230	3.33	AAA/AAA	36-45	10/18	07/20	IntS	+29	1.374%	1.37%	99.99974
B	22.680	3.81	AA+/AA	45-47	12/18	07/20	IntS	+60	1.793%	1.78%	99.97666
C	34.020	4.02	AA-/A	47-49	02/19	07/20	IntS	+75	1.991%	1.98%	99.98923
D	27.720	4.07	BBB+/BBB	49-49	02/19	06/21	IntS	+150	2.750%	2.73%	99.98322

TICKER	:	HART 2015-A	REGISTRATION	:	SEC-REG
EXPECTED PXG	:	PRICED	EXPECTED RATINGS	:	S&P/Fitch
EXPECTED SETTLE	:	01/21/15	PXG SPEED	:	1.3% ABS TO 5% CALL
FIRST PAY	:	02/17/15	ERISA ELIGIBLE	:	YES
BILL & DELIVER	:	BARCLAYS	MIN DENOMS	:	$1K x $1K

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.